                           INTERLOTT TECHNOLOGIES, INC

                        Computation of Earnings per share

                                                                    Three Months Ended                Nine Months Ended
                                                                        September 30,                    September 30,
                                                                   1999           1998              1999           1998
Weighted average common shares
  outstanding during the period                               3,210,000      3,210,000         3,210,000      3,210,000

Net income                                                     $182,381       $225,453          $912,747     $1,145,824

Net income per share                                             $0.06           $0.07            $0.28           $0.36

Assuming full dilution:
  Shares
    Weighted average number of
      common shares outstanding
      during the period                                       3,210,000      3,210,000         3,210,000      3,210,000

    Assuming exercise of options                                      0         13,839                 0         12,249

    Weighted average number of
      common shares outstanding
      as adjusted                                             3,210,000      3,223,839         3,210,000      3,222,249
                                                              =========      =========         =========      =========

Net income                                                     $182,381       $225,453          $912,747     $1,145,824

Earnings per common share
  assuming full dilution                                         $0.06           $0.07            $0.28           $0.36
















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